Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AMCORE Financial, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-10446, 333-775261, and 333-118911) on Form S-8 of AMCORE Financial, Inc. of our report dated March 15, 2007, with respect to the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006, which report appears in the December 31, 2007 annual report on Form 10-K of AMCORE Financial, Inc. Our report on the consolidated financial statements of AMCORE Financial, Inc. refers to the adoption effective January 1, 2006 of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP

Chicago, Illinois

March 17, 2008